EXHIBIT 3.3
                                   -----------

                             CERTIFICATE OF DECREASE

                                       OF

                                SHARES DESIGNATED

                                       AS

                       CLASS A CONVERTIBLE PREFERRED STOCK


         Legend Mobile, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

    o that a certificate of the powers, designations, and preferences of the Class A convertible preferred stock of the Corporation was filed with the Secretary of State of the State of Delaware on February 1, 2000; and

    o that the board of directors of the Corporation, by written consent of the sole director, duly adopted a resolution directing a decrease in the number of shares designated as the Class A convertible preferred stock of the Corporation, from 300,000 shares to 2,225 shares, in accordance with the provisions of section 151 of the General Corporation Law of the State of Delaware.

         This certificate is being signed on June 24, 2004.



                                                     /s/Peter Klamka
                                                     ---------------
                                                     Peter Klamka
                                                     Chief Executive Officer